UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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ISRAMCO, INC.
(Name of Registrant as Specified in Its Charter)

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ISRAMCO, INC.
 4801 Woodway Drive, Suite 100E.
Houston, Texas 770 56

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2009 annual meeting (the "Annual Meeting") of the stockholders of Isramco, Inc. (the "Company") will be held at the Company's offices at 4801 Woodway Drive, Houston, Texas, 77056, Suite 100E, on June 24, 2009 at 9:00 A.M., local time, for the following purposes:

(i) to elect five directors of the Company to hold office until the next annual meeting of the stockholders and until their respective successors shall have been duly elected and qualified;

(ii) to ratify the appointment of Malone Bailey, PC as the Company's independent public accounting firm for the year ending December 31, 2009; and

(iii) to transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on April 29, 2009, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A complete list of stockholders entitled to vote at the meeting will be available for examination at the offices of the Company  for ten (10) days prior to the meeting. Only stockholders of record at the close of business on April 29, 2009 (the “Record Date”) are entitled to vote at the meeting.

We are using the Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders through the Internet. We believe these rules allow us to provide you with important information, while reducing the environmental impact of our annual meeting and lowering printing and delivery costs. In connection with this process, you may access our proxy materials at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=03348 or as otherwise described in our accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Haim Tsuff
Chairman of the Board
Chief Executive Officer

April 30, 2009

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

ISRAMCO, INC.
4801 Woodway Drive, Suite 100E.
Houston, Texas 77056

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 24, 2009

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “ Board of Directors ” or the “ Board ”) of Isramco, Inc., a Delaware corporation (the "Company") for use at the 2009 annual meeting (the "Annual Meeting") of the Company's stockholders (the "Stockholders") to be held at the Company's offices at 4801 Woodway Drive, Suite100E Houston, Texas 77056, on Thursday, June 24, 2009 at 9:00 A.M., local time, and any adjournment(s) thereof.

Our Board of Directors has made these proxy materials available to you on the Internet on or about April 30., 2009 at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=03348  and on the website described in the Notice of Internet Availability of Proxy Materials (the “Notice”), mailed to stockholders of record and beneficial holders. Alternatively, upon your request, printed versions of these proxy materials will be delivered to you by mail, in connection with the Board of Directors’ solicitation of proxies for use at our 2009 Annual Meeting of Stockholders. Our stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. These proxy materials include: our proxy statement for (and notice of) the annual meeting; and our Annual Report on Form 10-K for the year ended December 31, 2008, which includes our annual audited financial statements for fiscal 2008.  If you requested printed versions of these proxy materials by mail, these proxy materials also include our 2009 annual meeting proxy card or a voting information card for submitting your vote in writing to us or your broker, as the case may be.

Pursuant to rules adopted by the SEC, we have this year elected to provide stockholders with Internet access to our proxy materials. Doing so allows us to further our environmental objectives and the prudent use of resources by limiting waste generated from our annual meeting. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners of our stock, and filing the Notice with the SEC, on or about May 5, 2009. In addition to our proxy materials being available for review at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=03348, instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed form by contacting us at our principal executive offices in Houston, Texas.

At the Annual Meeting, the Stockholders will be asked to:

(i) elect five directors of the Company to hold office until the next annual meeting of the stockholders and until their respective successors shall have been duly elected and qualified;

(ii) ratify the appointment of Malone & Bailey, PC ("M&B") as the Company's independent public accounting firm for the year ending December 31, 2009; and

(iii) transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

To have a valid meeting of the stockholders, a quorum of the Company's stockholders is necessary. A quorum shall consist of a majority of the shares of the Common Stock issued and outstanding and entitled to vote on the Record Date present in person or by proxy at the annual meeting. Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted (i) FOR the election as directors of the nominees of the Board of Directors named below; (ii) FOR the ratification of the appointment of M&B as the Company’s independent public accountants for the year ending December 31, 2009; and (iii) in the discretion of the proxies named in the proxy on any other proposals to properly come before the Annual Meeting or any adjournment(s) thereof.

VOTING RIGHTS

All voting rights are vested exclusively in the holders of Common Stock. Only holders of Common Stock of record at the close of business on April 29, 2009 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were a total of  2,717,691 shares of Common Stock outstanding. Each holder of Common Stock entitled to vote at the Annual Meeting is entitled to one vote for each share held.

Stockholders representing a majority of the Common Stock issued and outstanding as of the Record Date, present in person or by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment(s) thereof. Abstentions and shares held of record by a broker for which the broker has discretionary authority or instructions to vote the shares are counted as shares that are present at the annual meeting for purposes of determining a quorum. Assuming a quorum is present at the Annual Meeting for the particular proposal to be acted on, the affirmative vote of a plurality of the shares present in person or by proxy is required for approval of Proposal No. 1 (election of directors) and the affirmative vote of a majority of the shares in person or by proxy is required for approval of Proposal No. 2 (ratification of independent public accountants). If you hold shares in a brokerage account, then:

•    With respect to Proposal No. 1 (Election of Directors), your broker is entitled to vote your shares on these matters if no instructions are received from you. Abstentions may not be specified as to the election of directors, but you may withhold your vote as to any nominee.

•    With respect to Proposal No. 2 (Ratification of the Appointment of the Independent Auditor), your broker is entitled to vote your shares on these matters if no instructions are received from you. Abstentions will be counted as votes against Proposal No. 2.

Now with the multiple avenues of voting, you would typically find a description of the mechanics of how stockholders can vote (internet, phone, mail, in person). An example follows:

How Can I Vote Without Attending the Annual Meeting?

There are three convenient methods for registered stockholders to direct their vote by proxy without attending the Annual Meeting:

•   Vote by Internet. You can vote via the Internet. The website address for Internet voting is provided on your Notice or proxy card. You will need to use the control number appearing on your Notice or proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, June 23, 2009. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

•   Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on the Internet link on your Notice or on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on Tuesday, June 23, 2009. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

•   Vote by Mail. If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of the Record Date, concerning the ownership of the Common Stock by (a) each of the Company's directors and Named Executive Officers (as defined under "Executive Compensation"); and (b) all current directors, officers and significant employees of the Company as a group.

	Number of Shares Percent of
Name of Beneficial Owner (1)	Beneficially Owned (2)	Common Stock (2)
Haim Tsuff, Chairman and CEO	1,625,170 (3) (4) (5) (6) (7)	59.80%

Naphtha Holdings Ltd.	1,315,222 (4)	48.39%

Naphtha Israel Petroleum Corp.	1,315,222 (4)	48.39%

United Kingsway Ltd.	1,315,222 (4)	48.39%

YHK Investment L.P.	1,315,222 (4)	48.39%

J.O.E.L. Jerusalem Oil Exploration Ltd.	1,315,222 (4)	48.39%

Equital Ltd.	1,315,222 (4)	48.39%

Naphtha Exploration LP	42,466 (5)	*

I.O.C. Dead Sea LP.,	69,702 (6)	*

Isramco – Negev 2 Limited Partnership	136,101 (7)	5.01%

Jackob Maimon, President and	16,159	*
Director

Yossi Levy, President of the Company’s U.S. based subsidiaries	-	*

Max Pridgeon, Director	--	*

Frans Sluiter, Director (8)	--	*

Michelle R. Cinnamon, Director	--	--

Marc E. Kalton, Director Nominee	--	__

All directors and officers as a group (6 persons) (9)	1,641,329	60.39%

* Less than 1%

(1) Unless otherwise specified, the address of such person is c/o Isramco, Inc., 4801 Woodway Drive, Suite 100E Houston, Texas 77056

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days of the Record Date are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to the knowledge of the Company, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock owned by such person.

(3) Haim Tsuff, the Company’s Chairman and Chief Executive Officer, holds directly 61,679 shares of the Company. In addition, based on the discussion below in Notes 4, 5, 6 and 7 below he may be deemed to control an additional 1,563,491 shares of Common Stock.

 (4) Naphtha Israel Petroleum Corp. (“Naphtha Petroleum”), an Israeli public company whose shares are traded on the Tel Aviv Exchange, holds all of the outstanding voting shares of Naphtha Holdings Ltd. (“Naphtha Holdings”), a private Israeli company.  Haim Tsuff, the Company’s Chairman and Chief Executive Officer, may be deemed to beneficially own any shares held by Naphtha Holdings within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, by virtue of the control that he exercises over Naphtha Petroleum. The nature Mr. Tsuff’s control over Naphtha Petroleum is described in the succeeding paragraphs.

Mr. Tsuff holds all of the outstanding voting shares of United Kingsway Limited (“United Kingsway”), a BVI private company. He also serves as the sole director of United Kingsway. United Kingsway holds 74% of the outstanding membership interests in each of YHK Investment L.P (“YHK LP”), an Israeli limited partnership and YHK General Manager Ltd. (“YHK Manager”), a private Israeli company which serves as the general partner of YHP LP. Mr. Tsuff’s father serves as a director of YHK Manager. YHK LP holds 44.5% of the outstanding voting securities of Equital Ltd. (“Equital”), an Israeli public company listed on the Tel Aviv Exchange.

Equital holds 33% of the outstanding voting securities of  J.O.E.L. - Jerusalem Oil Exploration Ltd. (“JOEL”), a public company Israeli company. Three (3) out of a total of six (6) of the current directors of JOEL are entities which are controlled by Equital. Pursuant to JOEL’s Articles of Association, none of these directors may be removed by a vote of less than the holders of 75% or more of JOEL’s outstanding securities.

JOEL holds 67.6% of the outstanding voting securities Naphtha Petroleum which, as noted above, holds all of the outstanding voting securities of Naphtha Holdings.

The 1,315,222 shares of common stock referred to in the table above are held solely in the name of Naphtha Holdings. None of United Kingsway, YHP LP, YHK Manager, Equital or JOEL holds, directly, any shares of the Company’s Common Stock.

(5) Haim Tsuff, the Company’s Chairman and Chief Executive Officer, may be deemed to control the shares held directly by Naphtha Exploration LP., an Israeli limited partnership listed on the Tel Aviv Exchange in which the general partner is Naphtha Partnerships Management Ltd. Naphtha Partnerships Management Ltd. is fully owned and controlled by I.O.C Israel Oil Company Ltd. (“I.O.C.”)., which in turn is fully owned and controlled by Naphtha Petroleum.

(6)  Haim Tsuff, the Company’s Chairman and Chief Executive Officer, may be deemed to control the shares held directly by I.O.C. Dead Sea LP., an Israeli limited partnership listed on the Tel Aviv Exchange in which the general partner is IOC Partnerships Management Ltd. IOC Dead Sea Limited Partnerships Management Ltd. is fully owned and controlled by I.O.C., which in turn is fully owned and controlled by Naphtha Petroleum

(7) Isramco Negev 2 Limited Partnership (“Isramco Negev 2”)  is an  Israeli limited partnership listed on the Tel Aviv Exchange. The general partner of Isramco Negev 2 is Isramco Oil & Gas Ltd., a private Israeli company which is fully owned and controlled by I.O.C., a private Israeli fully controlled by Naphtha Petroleum.  Based on the discussion in Note 4 above, Haim Tsuff, the Company’s Chairman and Chief Executive Officer, may be deemed to beneficially own any shares held by Isramco Negev 2 within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, by virtue of the control that he exercises over Naphtha Petroleum

(8) Mr. Sluiter resigned on September 10, 2008.

(9) See Notes 3 through 8 above.

EXECUTIVE COMPENSATION

Summary Compensation Table

 The following table sets forth information for the fiscal year ended December 31, 2008 and 2007 concerning compensation of (1) all individuals serving as our principal executive officer during the fiscal year ended December 31, 2008 and (2) the two other most highly compensated executive officers of the Company who were serving as executive officers as of December 31, 2008 (collectively, the "Named Executive Officers"):

					STOCK	ALL OTHER
NAME AND PRINCIPAL		SALARY	BONUS		AWARDS	COMPENSATION		TOTAL
POSITION	YEAR	($)	($)		($)	($)		($)
Haim Tsuff, Chairman of the	2008	$310,000	$--		--	$--		$310,000
Board and Chief Executive	2007	$240,000	$--		--	$--		$240,000
Officer

Jackob Maimon, President	2008	$100,000	--		--	$--		$100,000
	2007	$240,000	$150,000		--	$--		$390,000

Yossi Levy, President of the United States based Subsidiaries	2008	$--	$--		--	$(1)		$(1)
	2007	$75,037	50,000	(2)	--	$41,155	(3)	$166,193

(1)
Mr. Levy is the General Manager of Equital, a public company listed on the Tel Aviv Exchange and an affiliate of the Company. The Company and Equital have an arrangement pursuant to which the Company paid to Equital $120,000 during 2008 for management services to be provided by Equital to the Company. On behalf of Equital, Mr. Levy, an employee of Equital, provided these services to Isramco. Isramco made no direct payment to Mr. Levy in respect of fiscal 2008. Mr. Haim Tsuff, our Chairman and Chief Executive Officer, may be deemed to control Equital.

(2)	Represents a bonus paid to Mr. Levy in March 2007 in respect of services provided in 2006.

(3)
Reflects payments made by us in connection with a leased automobile and related benefits (approximately $5,500) and contributions to insurance premiums paid under Israeli law for pension, severance and continuing education funds ($35,655).

EMPLOYMENT/CONSULTING AGREEMENTS

On November 17, 2008, Isramco Inc. (the “Company”) and Goodrich Global Ltd. (“Goodrich”), a company owned and controlled by Mr. Haim Tsuff, the Company's Chairman of the Board of Directors and Chief Executive Officer, entered into an Amended and Restated Agreement, as subsequently amended on November 24, 2008 (“Restated Agreement”).  The Restated Agreement is intended to replace the consulting agreement entered into in May 1996 between the Company and Goodrich, as subsequently amended, which terminated on May 31, 2008, pursuant to which the Company paid $240,000 per annum in installments of $20,000 per month. Under the Restated Agreement, as of June 1, 2008, the Company pays  to Goodrich $360,000 per annum in installments of $30,000 per month, in addition to reimbursing Goodrich for all reasonable expenses incurred in connection with services rendered on behalf of the Company.  Goodrich is entitled to receive, with respect to each completed fiscal year beginning with the fiscal year scheduled to end on December 31, 2008, an amount in cash equal to five percent (5%) of the Company’s pre-tax recorded profit (the “Supplemental Payment”). The Supplemental payment is to be made within ten (10) business days after the  filing with the Securities and Exchange Commission of the Company’s Annual Report on Form 10-K for such fiscal year.  For purposes of the Restated Agreement, “profit” means the pre – tax recorded profit as specified in the Company’s annual report on Form 10-K, but excluding unrealized gain or loss on derivative transactions. No Supplemental Payments were made in respect of fiscal 2008. The Restated Agreement has an initial term through May 31, 2011; provided , that, the term of the Restated Agreement will be deemed to have been automatically extended for an additional three year period unless the Company furnishes Goodrich, by March 3, 2011, with written notice of its election to not extend the term of such agreement. The Restated Agreement contains certain customary confidentiality and non-compete provisions. If the Restated Agreement is terminated by the Company other than for cause, then Goodrich is entitled to receive the equivalent of payments due through the then remaining term of the agreement.

In November 1999 the Company entered into a consulting agreement with Worldtech Inc., a Mauritius company of which Jackob Maimon, the President of the Company, is a director. Pursuant to this consulting agreement, the Company paid, through May 31, 2008, the consultant $240,000 per annum in installments of $20,000 per month, in addition to reimbursing the consultant for all reasonable business expenses incurred in connection with the services rendered on behalf of the Company. The agreement terminated on May 31, 2008 and contained certain customary confidentiality and non-compete provisions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Except as described under the Employment Agreements, above, there are no payments or other obligations in the event of termination or change-in-control.

DIRECTOR COMPENSATION:

The following table sets forth information concerning the compensation of our directors for the fiscal year ended December 31, 2008: EDY:

	FEES
	EARNED
	OR PAID	OPTION
	IN CASH	AWARDS	TOTAL
NAME (1)	($)	($)(2)	($)
Max Pridgeon	$4,500	--	$4,500
Frans Sluiter (1)	$4,500	--	$4,500
Michelle R. Cinnamon Flores	4,500	--	4,500

1. Mr. Sluiter resigned in September 2008.

INFORMATION RELATING TO EXECUTIVE OFFICERS WHO ARE NOT DIRECTOR NOMINEES

The following individuals are not directors or director nominees, but served as executive officers of the Company or its subsidiaries during 2007.

NAME	AGE	POSITION
Edy Francis	32	Chief Financial Officer

Yossi Levy	56	President of the United States Based Subsidiaries

Edy Francis was appointed Chief Financial Officer on August 2, 2007. From December 2003 through August 2007, Mr. Francis was affiliated with the Tel Aviv based office of Brightman Almagor & Co., Certified Public Accountants and a member firm of Deloitte Touche Tohmatsu where his areas of practice included auditing publicly traded companies, auditing internal controls and preparing tax assessments. Prior to that, from May 2000 to June 2002, he was self employed primarily in the import and distribution of household pet products.

Yossi Levy is the President of Jay Management, LLC, Jay Petroleum LLC Isramco Resources LLC and Isramco Energy LLC, all of which are wholly-owned subsidiaries of the Company. Until December 31, 2007, he was the  Branch Manager of the Company's Branch Office in Israel, a position he has held since August 1996. We sold our Israeli Branch in December 2007. Since 1988 Mr. Levy has held the position of General Manager of Naphtha - Israel Petroleum Corp. Ltd. (Naphtha), a public company primarily engaged in the oil and gas business in Israel. Since January 1, 2002, Mr. Levy has been the general manager of J.O.E.L. - Jerusalem Oil Exploration Ltd. (JOEL), the parent company of Naphtha. Since May 30, 2007, he is also the General Manager of J.O.E.L.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We paid I.O.C.- Israel Oil Company ("I.O.C")$0 and  $226 thousand for the years ended December 31, 2008 and 2007, respectively, for rent and office, secretarial and computer services. I.O.C is fully owned by Naphtha Petroleum.  Naphtha Petroleum is the sole shareholder of Naphtha Holdings, Ltd., which is the record holder of approximately 48.39% of our outstanding common stock and which may be deemed to be controlled by Haim Tsuff, the Chairman of the Board of Directors and Chief Executive Officer of Isramco. In addition, we paid IOC  $120 thousand consulting fee in respect of fiscal 2007 for Isramco's projects in the U.S. and we paid to Equital in respect of fiscal 2008 $120 thousand.

Isramco Oil and Gas Ltd. ("IOG"), a wholly-owned subsidiary of Isramco, is the general partner of Isramco-Negev 2 Limited Partnership, from which we received management fees and expense reimbursements of approximately $480 thousand for  the year ended December 31, 2007. On December 31, 2007 we sold IOG to related party.

In connection with the Company’s purchase in March 2008 of certain oil and gas interests, we obtained loans from JOEL, a related party, in the aggregate principal amount of $48.9 million, repayable at the end of 4 months at an interest rate of LIBOR plus 1.25% per annum. Pursuant to a loan agreement signed in June 2008, the maturity date of this loan was extended for an additional period of seven years. Interest accrues at a per annum rate of LIBOR plus 6%. Principal and interest are due and payable in four equal annual installments, commencing on June 30, 2012. At any time we can make prepayments without premium or penalty. In March 2009, we prepaid approximately $1.1  million in respect of interest and, as of April 27, 2009, approximately $48.9 million in principal amount remains outstanding. As of April 27, 2009, no payments of principal or interest have been made. Haim Tsuff, Isramco’s Chief Executive Officer and Chairman, is a controlling shareholder of JOEL. and Jackob Maimon, Isramco’s president and director is a director of JOEL.

In connection with the Company’s purchase in February 2007 of certain oil and gas interests in New Mexico and Texas, the Company obtained loans in the total principle amount of $42 million from Naphtha Petroleum Corp. and/or subsidiaries thereof with terms and conditions as below:

Pursuant to a Loan Agreement dated as of February 27, 2007 (the "Loan Agreement"), Isramco obtained $18.5 million. The outstanding principal amount of the loan accrues interest at per annum rate equal to the London Inter-bank Offered Rate (LIBOR) plus 5.5%, not to exceed 11% per annum. Interest is payable at the end of each loan year. Principal plus any accrued and unpaid interest are due and payable on February 26, 2014. Interest after the maturity date accrues at the per annum rate of LIBOR plus 12% until paid in full. At any time, Isramco is entitled to prepay the outstanding amount of the loan without penalty or prepayment. In December 2007, we prepaid approximately $13.9 million in respect of principal and interest for fiscal 2007 and, we made additional payments aggregating approximately $6.3 million in respect to principal and interest for fiscal 2008. As of April 27, 2009, approximately $950,000 in principal amount remains outstanding. To secure its obligations that may be incurred under the Loan Agreement, Isramco agreed to grant to Naphtha Petroleum a security interest in certain specified properties held by Jay Petroleum, its wholly owned subsidiary. Naphtha can accelerate the loan and exercise its rights under the collateral upon the occurrence any one or more of the following events of default: (i) Isramco's failure to secure the indebtedness as provided for in the agreement, pay any amount that may become due in connection with the loan within five (5) days of the due date (whether by extension, renewal, acceleration, maturity or otherwise) or fail to make any payment due under any hedge agreement entered into in connection with the transaction, (ii) Isramco's material breach of any of the representations or warranties made in the loan agreement or security instruments or any writing furnished pursuant thereto, (iii) Isramco's failure to observe any undertaking contained in transaction documents if such failure continues for 30 calendar days after notice, (iv) Isramco's insolvency or liquidation or a bankruptcy event or(v) Isramco's criminal indictment or conviction under any law pursuant to which such indictment or conviction can lead to a forfeiture by Isramco of any of the properties securing the loan. Jackob Maimon, Isramco's President at the time and a director is a director of Naphtha Petroleum and Haim Tsuff, Isramco's Chief Executive Officer and Chairman is a controlling shareholder of Naphtha Petroleum.

Pursuant to a Loan Agreement dated as of February 27, 2007 (the "Second Loan Agreement") Isramco obtained a loan from Naphtha Petroleum, in the principal amount of $11.5 million, repayable at the end of seven years. Interest accrues at a per annum rate of LIBOR plus 6%. At any time Isramco can make prepayments without premium or penalty .The Second Loan is not secured. The other terms of the Second Loan Agreement are identical to the terms of the Loan Agreement. We paid approximately $1.3 million in respect of interest for fiscal year 2008. As of April 27, 2009, approximately $11.5 million in principal amount remains outstanding.

Pursuant to a Loan Agreement dated as of February 27, 2007 (the "Third Loan Agreement ") Isramco obtained a loan from Naphtha Petroleum, in the principal amount of $12 million, repayable at the end of five years. Interest accrues at a per annum rate of LIBOR plus 6%. At any time Isramco can make prepayments without premium or penalty. The Third Loan is not secured. The other terms of the Third Loan Agreement are identical to the terms of the Loan Agreement. We paid approximately $1.3 million in respect of interest only for fiscal year 2008. As of April 27, 2009, approximately $12 million in principal amount remains outstanding.

Pursuant to a Loan Agreement dated as of February 26, 2007 Isramco obtained a loan from J.O.E.L in the principal amount of $7 million, repayable at the end of 3 months (that was extended until July 11, 2007). Interest accrues at a per annum rate of 5.36%. On July 2007 the Company and J.OEL reached an agreement to revise the period of the Loan to seven years and the interest rate to LIBOR plus 6%. We paid approximately $840,000 in respect of interest only for fiscal year 2008.  Jackob Maimon, Isramco's president at the time and a current director is a director of JOEL and  Haim Tsuff, Isramco's Chief Executive Officer and Chairman, is a controlling shareholder of JOEL. In March 2009, we prepaid approximately $400,000 in respect of interest. As of April 27, 2009, approximately $7 million in principal amount remains outstanding.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2008 with respect to the Company's equity compensation plan which has been approved by its stockholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plan approved by security holders	--	--	20,050
Equity compensation plans not approved by security holders	--	--	--
Total	--	--	20,050

The Company has one plan, the 1993 Stock Option Plan, that was approved by stockholders. There are no equity compensation plans not outstanding. No equity compensation instruments were outstanding as of December 31, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission (the "SEC"). These officers, directors and stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports that they file with the SEC.

Based solely on review of the copies of such forms received by the Company with respect to 2008, the Company believes that all of the filing obligations of officers, directors and 10% stockholders under Section 16 (a) during 2008 have been complied with.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of five (5) members. The persons named below have been nominated by the Board of Directors for election to hold office until the next annual meeting and until their successors are elected and have been qualified.

It is the intention of the persons named in the accompanying proxy to vote FOR the election of the persons named below as directors of the Company, unless authority to do so is withheld. Proxies cannot be voted for a greater number of persons than the nominees named. If events not now known or anticipated make any of the nominees unwilling or unable to serve, the proxies will be voted (in the discretion of the holders of such proxies) for other nominees not named herein in lieu of those unwilling or unable to serve. The Board of Directors is not aware of any circumstances likely to cause any nominee to become unavailable for election.

NAME	AGE	POSITION
Haim Tsuff	52	Chairman of the Board, Chief Executive
		Officer and Director

Jackob Maimon	53	President, Director

Max Pridgeon	41	Director

Michelle R. Cinnamon Flores	34	Director

Marc E. Kalton	60	Director Nominee

Haim Tsuff has been a director of the Company since January 1996 and the Chairman of the Board of Directors and Chief Executive Officer since May 1996. Mr. Tsuff is the sole director and owner of United Kingsway Ltd. and Chairman of YHK General Manager Ltd. (which entity effectively controls Equital Ltd., JOEL, Naphtha and Naphtha Holdings Ltd.) and may be deemed to control the Company.

Jackob Maimon has been President of the Company from November 1999 through May 31, 2008. Mr. Maimon is the Chairman of the Board of Directors of Naphtha Israel Petroleum Corporation Ltd. ("Naphtha"), an Israeli entity, which holds indirectly through Naphtha Holdings, Ltd., another Israeli entity, approximately 48.4% of the issued and outstanding stock of the Company. Mr. Maimon has held the position at Naphtha since August 1996.

Max Pridgeon has been a director of the Company since April 2001. Since December 2002, Mr. Pridgeon has served as a director and executive officer of Griffin Decorations, a business which he founded. From March 1995 through December 2002, he served as director of MAXIM Wholesale and Marketing Co., a company which he founded. Concurrently, from February 1999, Mr. Pridgeon has also served as a manager of sales for Europe and the Middle East for Blenfin XI, Netherlands, a company that engages in the distribution of wooden picture frames. From April 1996 through January 1999, Mr. Pridgeon served as a property acquisitions consultant to M.A. Realistic Estate, Netherlands, a company engaged in the ownership and management of hotels in the Netherlands. From September 1989 through March 1995, Mr. Pridgeon served as account manager and then export manager at VERNO Holland, a company engaged in the marketing and distribution of oil paintings.

Michelle R. Cinnamon Flores was appointed to the Company's Board of Directors on February 11, 2008. Since March 2007, been serving as Assistant Vice President of Finance for a private company engaged in property management. Previous to that position, from July 2005 to March 2007, she was Controller, Human Resources, for Stevens Hospitality, where she was primarily responsible for cash management and financial statement preparation. Between October 2003 and July 2005, she was at Emporio Turistico where she served as General Manager. Ms. Flores replaced Mr. Donald Lovell, who died in February 2008.

Marc E. Kalton was appointed to the Company’s Board of Directors on April 22, 2009A former Arthur D. Little executive, Mr. Kalton established the management consultancy Edica LLC in October 2001, which in February 2007 merged with Garnett Consulting Ltd. to form Edica-Garnett Partners LLC.  Edica-Garnett Partners (US) is an international consulting firm focusing on globalization strategies, including M&A and venture structuring, innovation and operational restructuring.

All officers serve until the next annual meeting of directors and until their successors are elected and qualified. There are no family relationships between any of the above director nominees, and there is no arrangement or understanding between any of the above director nominees and any other person pursuant to which he was selected as a director nominee.

INFORMATION ABOUT THE BOARD OF DIRECTORS

INDEPENDENCE AND MEETINGS

During the fiscal year ended December 31, 2008, the Board met and acted by unanimous written consent on nine occasions. During the fiscal year ended December 31, 2008, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

The Board does not have a formal policy with respect to Board members attendance at annual stockholder meetings, though it encourages directors to attend such meetings. None of the directors attended the 2008 annual meeting.

The Board of Directors reviewed the independence of each of the Company's directors in April 2008 on the basis of the standards adopted by Nasdaq. During this review, the Board considered transactions and relationships between the Company, on the one hand, and each director, members of his or her immediate family, and other entities with which he or she is affiliated, on the other hand. The purpose of this review was to determine which of such transactions or relationships were inconsistent with a determination that the director is independent under the Nasdaq rules. As a result of this review, the Board of Directors affirmatively determined that each of the Company's directors other than Messrs, Haim Tsuff and Jackob Maimon are "independent directors" within the meaning of the Nasdaq rules.

BOARD COMMITTEES

The Board of Directors has established three standing committees: the audit committee (the "Audit Committee"); the compensation committee (the "Compensation Committee"); and the nominating committee (the "Nominating Committee").

AUDIT COMMITTEE

The members of the Audit Committee are Max Pridgeon, and, as of February 11, 2008, Michelle R. Cinnamon Flores. Frans  Sluiter was also a member of the audit committee unitl his resignation from the board of directors on September 10, 2008. Until his death in February 2008, Mr. Donald D. Lovell served on the audit committee. The Board of Directors has determined that each of Messrs. Pridgeon and Sluiter  and Ms. Flores met the independence criteria set out in Rule 4200(a)(14) of the Marketplace Rules of the National Association of Securities Dealers ("NASD"). Mr. Lovell was the chairman of the Audit Committee until his death in February 2008. The Board has determined that Ms. Floers is an "audit committee financial expert" as defined by the rules of the SEC. The Audit Committee met four times in 2008.

The Board has adopted a charter governing the duties and responsibilities of the Audit Committee. The principal function of the Audit Committee is to assist the Board in its oversight responsibilities relating to the financial accounting, reporting and controls. The Audit Committee monitors and evaluates periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by senior management and the independent auditors, is directly responsible for the appointment, compensation and oversight of the work of the Company's independent auditors, reviews and evaluates the qualifications, independence and performance of the independent auditors, monitors the Company's compliance with legal and regulatory requirements, monitors the performance of internal audit function and facilitates communication among independent auditors, senior management and the Board.

THE NOMINATING COMMITTEE

In April 2004, the Board of Directors formed the Nominating Committee to address Board development matters. The current member of the Nominating Committee is Max Pridgeon. Frans Sluiter was a member of the nominating committee until his resignation from the board of directors on September 10, 2008. The Nominating Committee did not meet in 2008. The Board has adopted a charter governing the duties and responsibilities of the Nominating Committee.

The Nominating Committee will consider many factors when evaluating candidates for the nomination to the Board of Directors, with the goal of fostering a Board of Directors comprised of directors with a variety of experience and backgrounds. Important factors that will be considered as part of the Nominating Committee's evaluation include (without limitation) diversity, skill, specialized expertise, experience, business acumen, understanding of strategy and policy-setting. Depending upon the Company's then-current needs, certain factors may be weighed more or less heavily. In considering candidates for the Board of Directors, the Nominating Committee will consider the entirety of each candidate's credentials and does not have any specific minimum qualifications that must be met. However, the Nominating Committee does believe that all members of the Board of Directors should have the highest character and integrity and sufficient time to devote to Company matters.

The Nominating Committee will consider persons recommended by stockholders as candidates for nomination as a director. In evaluating such nominations, the Nominating Committee will use the same selection criteria the Nominating Committee uses to evaluate other potential nominees. Recommendations should be submitted to the Secretary of the Company. Each recommendation should include a personal biography of the suggested candidate, an indication of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Stockholders who wish to nominate a person for election to the Board of Directors themselves, rather than recommending a candidate to the Nominating Committee for potential nomination by the Board of Directors, must comply with applicable law.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for reviewing the compensation arrangements in effect for the Company's executive officers. The Compensation Committee currently consists of Max Pridgeon. Frans Sluiter was a member of the compensation committee until his resignation from the board of directors on September 10, 2008. The Compensation Committee did not meet in 2008 but acted by unanimous written consent on two occasions.

The Compensation Committee sets compensation policy and administers the Company’s compensation programs for the purpose of attracting and retaining skilled executives who will promote the Company’s business goals and build shareholder value. The Committee is also responsible for reviewing and making recommendations to the Board regarding all forms of compensation to be provided to the Company’s named executive officers, including stock compensation and bonuses. The Compensation Committee does not have a written charter.

The Compensation Committee reviews and recommends to the Board for approval compensation arrangements for our executive officers, key employees and non-employee directors. The Compensation Committee recommends all incentive compensation awards, which are then subject to board review and approval.  The Chief Executive Officer recommends to the Compensation Committee the goals, objectives and compensation for all executive officers and key employees, except himself, and responds to requests for information from the Compensation Committee. Our Chief Executive Officer has no role in approving his own compensation. The Compensation Committee periodically reviews and recommends the compensation of non-executive directors. The Compensation Committee does not delegate its authority and has the sole responsibility of retaining outside counsel or other consultants for the purpose of executing its mandate.

CODE OF BUSINESS ETHICS AND CONDUCT

The Company has adopted a Code of Business Ethics and Conduct (the "Code of Conduct") that applies to all of its employees. A copy of the Code of Conduct has been filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2005. If the Company makes any substantive amendment to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Although the Company does not have formal procedures for stockholder communication with the Board of Directors, stockholders of the Company are encouraged to communicate directly with the members of the Board. Persons interested in communicating their concerns or issues to the independent directors may address correspondence to a particular director, or to the independent directors generally in care of the Chief Executive Officer and Chairman of the Board, Mr. Haim Tsuff. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairman of the Audit Committee. Company personnel will not screen or edit such communications and will forward them directly to the intended member of the Board.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of the Company's filings under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporate this report by reference.

The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2008, which include the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2008 and the notes thereto.

REVIEW WITH MANAGEMENT. The Audit Committee has reviewed and discussed the Company's audited financial statements with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT ACCOUNTANTS. The Audit Committee has discussed with M&B, the Company's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) that includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee has also received disclosures and the letter from Mann required by Independence Standards Board Standard No. 1 (that relates to the accountant's independence from the Company and its related entities) and has discussed with the auditors its independence from the Company.

CONCLUSION. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Dated: April 27, 2009

AUDIT COMMITTEE

MAX PRIDGEON

MICHELLE R. CINNAMON FLORES

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF MALONE & BAILEY, PC

AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2006

The Audit Committee has selected Malone & Bailey, PC ("M&B") as the Company's independent public accounting firm for the year ending December 31, 2009. The Board has directed that such appointment be submitted for ratification by the shareholders at the Annual Meeting.

It is anticipated that a member of M&B will be present at the Annual Meeting and will be available to respond to questions.

If the Stockholders do not ratify the selection of M&B as the Company's independent public accounting firm for the year ending December 31, 2009, the Audit Committee will reconsider the appointment. However, even if the Stockholders do ratify the selection, the Audit Committee may still appoint a new independent public accounting firm at any time during the year if it believes that such a change would be in the best interests of Company and its stockholders.

FEES

The following table presents fees for professional audit services rendered by M&B for the audit of the Company's annual financial statements for fiscal years 2008 and 2007 and fees billed for other services rendered during 2008 and 2007.

	Fiscal 2008	Fiscal 2007
Type of Service/Fee

Audit Fees (1)	$315,000	$314,000

Audit Related Fees (2)	--	--

Tax Fees (3)	$--	$20,000

All Other Fees (4)	--	--

(1) Audit Fees consist of fees for professional services rendered for the audit of the Company's consolidated financial statements included in its Annual Report on Form 10-K and the review of the interim financial statements included in its Quarterly Reports on Form 10-Q, and for the services that are normally provided in connection with regulatory filings or engagements.

(2) Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements. This category includes fees related to consultation regarding generally accepted accounting principles.

(3) Tax Fees consist of fees for tax compliance, tax advice and tax planning.

(4) All Other Fees consist of fees for products and services not included in the above categories.

The Audit Committee reviewed the non-audit services rendered for fiscal 2008 and fiscal 2007 as set forth in the above table and concluded that such services were compatible with maintaining the public accounting firm's independence. The Audit Committee's policy is to pre-approve all audit services and all non-audit services that Company's independent public accounting firm is permitted to perform for Company under applicable federal securities regulations. As permitted by the applicable regulations, the Audit Committee's policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent public accounting firm and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the Audit Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS RATIFY THE APPOINTMENT OF MALONE & BAILEY, PC AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

OTHER MATTERS

Management does not intend to present to the meeting any matters other than matters referred to herein, and as of this date Management does not know of any matter that will be presented by other persons named in the attached proxy to vote thereon in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS

Under the rules of the SEC, proposals of Stockholders intended to be presented at the 2010 annual meeting of Stockholders must be made in accordance with the by-laws of the Company and received by the Company at its principal executive offices for inclusion in the Company's proxy statement for that meeting no later than February 1, 2010. The Board of Directors will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 2009 proxy statement.

SOLICITATION OF PROXIES

The Company will pay the cost of the solicitation of proxies. Solicitation of proxies may be made in person or by mail, telephone, or telecopy by directors, officers, and employees of the Company. The Company may also engage the services of others to solicit proxies in person or by telephone or telecopy. In addition, the Company may also request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such persons for the costs related to such services.

It is important that your shares be represented at the Annual Meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

Haim Tsuff

Chairman of the Board

Chief Executive Officer

Date: April 30, 2009

ISRAMCO, INC.
4801 Woodway Drive, Suite 100E.
Houston, Texas 77056

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 24, 2009

The undersigned hereby constitutes and appoints HAIM TSUFF, YOSSI LEVY AND EDY FRANCIS and each of them, with full power of substitution, attorneys and proxies to represent and to vote all the shares of common stock, par value $.001 per share, of ISRAMCO, INC. (the "Company"), that the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the 2009 Annual Meeting of Stockholders of the Company, to be held on June 24, 2009, and at any adjournment thereof, on the matters set forth on the reverse side and such other matters as may properly come before the meeting.

1. ELECTION OF DIRECTORS. Nominees: HAIM TSUFF, JACKOB MAIMON, MAX PRIDGEON,  MICHELL R. CINNAMON FLORES  AND MARC E. KALTON (Mark only one of the following boxes.)

❒ VOTE FOR ALL NOMINEES LISTED ABOVE, EXCEPT VOTE WITHHELD AS TO THE FOLLOWING NOMINEES (IF ANY): ______________________

❒ VOTE WITHHELD FROM ALL NOMINEES

2. PROPOSAL TO RATIFY THE APPOINTMENT OF MALONE & BAILEY, PC AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

❒ FOR ❒ AGAINST ❒ ABSTAIN

3. In Their Discretion, Upon Any Other Business That May Properly Come Before the Meeting or Any Adjournment Thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election as directors of the nominees of the Board of Directors; FOR the ratification of the appointment of Malone & Bailey, PC as the Company's independent public accounting firm for the fiscal year ended December 31, 2009; and in the discretion of the proxies named herein on any other proposals to properly come before the Annual Meeting.

The undersigned acknowledges receipt of the accompanying Proxy Statement dated April 30, 2009.

Dated: _________________

SIGNATURE OF SHAREHOLDER(S)

(When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If more than one trustee, all should sign. Joint owners must each sign.)

Please date and sign exactly as name appears above.

I plan ☐  I do not plan ☐ to attend the Annual Meeting.